UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__ )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
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[X]	Definitive Proxy Statement
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[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Heller Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[_]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Heller Financial, Inc. | NOTICE AND PROXY STATEMENT 2001

Heller Financial, Inc.
500 West Monroe Street
Chicago, Illinois 60661
Phone: 312 441 7000

NOTICE OF ANNUAL MEETING

Dear Heller Financial Stockholder:

            The Annual Meeting of Stockholders of Heller Financial, Inc. will be held on Thursday, May 3, 2001 at the Latham & Watkins Conference Center, Sears Tower, 34th Floor, 233 South Wacker Drive, Chicago, Illinois. The meeting will begin at 11:00 a.m.

            At the meeting, we will vote on:

1.	The election of eleven individuals to serve on our Board of Directors;

2.	Ratifying the Board’s selection of Arthur Andersen LLP as our independent auditors for 2001; and

3.	Any other matters properly brought before the meeting or any adjournment.

            Your proxy is being requested by the Board. Only stockholders who owned our common stock at the close of business on March 9, 2001 may attend and vote at the meeting or any adjournment.

            Your Board recommends that you vote in favor of the two proposals made in the enclosed proxy statement.

            We have enclosed or made available to you Heller’s proxy statement and Annual Report on Form 10-K, which includes our 2000 financial statements and constitutes our annual report to shareholders. These documents are also available on our website at www.hellerfinancial.com.

            You may vote in person or by proxy. In order to make sure your vote is counted at the meeting, please carefully follow the voting instructions you received with this proxy statement.

            Thank you for your interest in Heller Financial.

Sincerely,

RICHARD J. ALMEIDA
Chairman of the Board of Directors and
Chief Executive Officer

Chicago, Illinois
April 5, 2001

[LOGO OF HELLER FINANCIAL]

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
MAY 3, 2001

QUESTIONS AND ANSWERS

Q: Who is soliciting my proxy?

A:
The Board of Directors of Heller Financial, Inc. (Heller, which may also be referred to as we, us or our) is sending you this proxy statement in connection with the solicitation of proxies for use at our 2001 Annual Meeting of Stockholders.

The approximate date of the mailing of this proxy statement and the related proxy card is April 5, 2001.

Q: What am I being asked to vote on?

A:	(1) Electing nominees to serve on our Board of Directors;

and

(2) Ratifying the Board’s selection of Arthur Andersen LLP as our independent auditors for 2001.

Q: How does the Board recommend that I vote on the proposals?

A:	The Board recommends a vote FOR each of the nominees and FOR the selection of Arthur Andersen LLP as independent auditors for 2001.

Q: Who can vote?

A:	Holders of record of Class A Common Stock and holders of record of Class B Common Stock at the close of business on March 9, 2001, the record date, may vote at the Annual Meeting.

On the record date, 47,104,028 shares of Class A Common Stock (including 532,577 shares of restricted Class A Common Stock issued to certain of our employees) and 51,050,000 shares of Class B Common Stock were outstanding and entitled to vote at the Annual Meeting, as reported by Heller’s stock transfer agent, The Bank of New York. Each stockholder is entitled to one vote for each share of Class A Common Stock and three votes for each share of Class B Common Stock held on the record date. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on the matters that will come before the Annual Meeting.

Q: Who owns the Class A and Class B Common Stock?

A:
Fuji America Holdings, Inc. (Fuji America Holdings), a subsidiary of The Fuji Bank, Limited (Fuji Bank), owns all of the Class B Common Stock. The Class A Common Stock is publicly held and represents about 47% of the combined economic interest and 23% of the combined voting power of all of our outstanding common stock. The Class B Common Stock owned by Fuji America Holdings represents the remaining 53% of the combined economic interest and 77% of the combined voting power. In September 2000, Fuji Bank became a subsidiary of Mizuho Holdings, Inc. (Mizuho), a new bank holding company formed by Fuji Bank, The Dai-Ichi Kangyo Bank, Limited and The Industrial Bank of Japan, Limited.

Q: How do I vote?

A:
You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, please complete and mail the enclosed proxy card in the prepaid envelope, or follow the instructions on the proxy card to vote your shares by telephone or over the internet. If you signed up for electronic delivery and did not receive a proxy card, you must vote your shares at www.proxyvote.com.

Giving a proxy will not affect your right to change your vote if you attend the meeting and want to vote in person. If you return your proxy but do not mark how you wish to vote, your shares will be voted FOR the two proposals.

Q: May I vote my shares over the internet?

Please refer to your proxy card to determine if you are eligible to vote either by phone or via the internet at www.proxyvote.com. You must have the control number which is either printed on your proxy card or included in the electronic delivery notice you received by email.

If your shares are held through a brokerage account, your broker may offer internet or telephone voting. Instructions will be printed on the proxy card.

Q: What is electronic delivery and how may I enroll?

Electronic delivery saves the company money by reducing our printing and mailing costs. To enroll in electronic delivery, visit the investor relations area of our website at www.hellerfinancial.com.

Q: May I revoke my proxy?

A:	You may revoke your proxy at any time before the Annual Meeting by giving our Corporate Secretary written notice of your revocation or by submitting a later-dated proxy.

Q: What constitutes a quorum?

A:
A “quorum” means the majority of our outstanding common shares, which may be present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be valid. If you submit an executed proxy card, or vote your proxy over the internet, then you will be considered part of the quorum (even if you abstain from voting). Broker non-votes, which occur when a broker does not vote on some matters on the proxy card because it does not have authority to do so, are also counted as present for purposes of establishing a quorum.

Q: What vote is necessary to take action?

A:
We elect our directors by a plurality of shares voted, which means that the eleven nominees receiving the highest number of votes will be elected. The affirmative vote of more than 50% of the shares voting in person or by proxy is necessary to ratify Arthur Andersen LLP as our independent auditors for 2001. Abstentions and broker non-votes will have no effect on the votes for directors. Abstentions and broker non-votes have the same effect as a vote “against” ratifying Arthur Andersen LLP as our independent auditors for 2001.

Since it holds 77% of the combined voting power of our Common Stock, Fuji America Holdings has the unilateral power to elect all of our directors and to ratify the appointment of Arthur Andersen LLP. Fuji America Holdings has indicated its intention to vote FOR each of the nominees for director and FOR the ratification of the appointment of Arthur Andersen LLP.

Q: What happens if I withhold my vote for an individual director?

A:	Withheld votes are counted as “no” votes for the individual director.

Q: What does it mean if I get more than one proxy card?

A:
If your shares are registered differently or are held in more than one account, you will receive more than one proxy card, or more than one email notification if you signed up for electronic document delivery. In that case, please sign and return each of the cards you receive, or enter each control number on www.proxyvote.com, to make sure that all of your shares are voted. Our employees will receive one internet control number covering all shares they hold in the Heller Savings and Profit Sharing (401(k)) Plan, the Employee Stock Purchase Plan, the Executive Deferred Compensation Plan, the Deferral Restoration Plan and as restricted stock under the Stock Incentive Plan.

Q: How will voting on any other business be conducted?

A:
We are not aware of any business to be considered at the meeting other than the proposals described above. But if any other business is presented at the meeting, your signed proxy gives authority to Richard J. Almeida, our Chairman of the Board and Chief Executive Officer, and Mark J. Ohringer, our General Counsel and Secretary, to vote on such matters in their discretion.

If unforeseen circumstances (for example, death or disability) make it necessary for the Board to substitute another person for any of the nominees for directors, your shares will be voted for that other person, unless you have revoked your proxy.

Q: Who may attend the Annual Meeting?

A:	All stockholders may attend. Persons who are not stockholders may not attend.

Q: Who is paying for soliciting this proxy?

A:
We will pay for soliciting the proxies being sent with this proxy statement. We do not expect to pay any fees for soliciting proxies, but we may reimburse brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to mail solicitation, our directors, officers and other employees may solicit proxies in person or by telephone, facsimile or other electronic communication.

Q: When are stockholder proposals for the 2002 Annual Meeting due?

A:
To be included in our proxy statement for the 2002 annual meeting of stockholders, stockholder proposals submitted under Rule 14a-8 of the Securities Exchange Act, including nominations for directors, must be received by our Corporate Secretary on or before November 28, 2001. Such a proposal must contain the information required by our by-laws, a copy of which may be obtained from our Corporate Secretary. There are additional Securities and Exchange Commission rules that must be complied with in order to have a proposal included in the proxy statement.

Under our by-laws, to be considered at the 2002 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary on or before February 3, 2002.

PROPOSALS YOU MAY VOTE ON

1. Election of Directors

            The entire Board of Directors, currently consisting of eleven members, will be elected at the Annual Meeting. Our bylaws provide for a Board of Directors consisting of not less than 8 and not more than 16 directors, with the exact number fixed at 12 by resolution. The resignation of Dennis P. Lockhart as a director in February 2001 has resulted in a vacancy on our Board. The Board is currently considering candidates for the open Board position but is not prepared to nominate a twelfth director at this time. The Board intends to fill the vacancy by vote at a future date once it has identified a suitable candidate. Stockholders may not vote a proxy for a greater number of directors than the nominees named in this Proxy Statement. Each director will serve until the next annual meeting of the stockholders or until he or she is succeeded by another qualified director who has been elected. Detailed information about each nominee is provided below.

            The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee becomes unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy.

            Your Board recommends a vote FOR each of the nominees.

2. Ratification of the Appointment of Arthur Andersen LLP as Independent Auditors

            The Board has approved the appointment of Arthur Andersen LLP as our independent auditors for 2001. Arthur Andersen has served as our independent auditors for many years. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. We expect a representative of Arthur Andersen to attend the Annual Meeting and to be available to answer appropriate questions. If the Arthur Andersen representative wishes to make a statement at the meeting, he or she will be provided with the opportunity to address the meeting. Certain information regarding the fees we paid to Arthur Andersen LLP during 2000 is set forth below after the Report of the Audit Committee.

            Your Board recommends a vote FOR the ratification of Arthur Andersen LLP as our independent auditors for 2001.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Richard J. Almeida
Mr. Almeida, age 58, has served as Chairman of the Board and Chief Executive Officer of Heller and Heller International Group, Inc. (International Group), a wholly-owned subsidiary through which Heller conducts its international business, since November 1995, and as a Director of Heller since November 1987. He has been Director of Fuji America Holdings since January 1998. He previously held the positions of Executive Vice President and Chief Financial Officer from November 1987 to November 1995. Mr. Almeida also serves as a Director of The Fuji Bank and Trust Company, a subsidiary of Fuji Bank. Prior to joining Heller in 1987, Mr. Almeida held a number of operating positions, both in corporate banking and investment banking, for Citicorp.

Michael A. Conway
Mr. Conway, age 54, joined our Board of Directors in September 1998. Mr. Conway is Senior Vice President and Senior Investment Officer of Aon Corporation, an insurance brokerage and underwriting company, and Chairman, President and Chief Executive Officer of Aon Advisors, Inc., a subsidiary of Aon which provides investment management services. Prior to joining Aon, he was President and Chief Executive Officer of Manhattan National Corporation, an insurance holding company. Mr. Conway is a Director of Aon Funds, Inc.

Takaaki Kato
Mr. Kato, age 43, was elected a Director of Heller in July 1999. He has been a Senior Vice President of Heller since June 1999. Prior to joining Heller, Mr. Kato was Joint General Manager of the Taipei Branch of Fuji Bank from April 1996 to June 1999, and Senior Manager, International Finance Division from May 1993 to April 1996.

Mark Kessel	Mr. Kessel, age 59, has served as a Director of Heller since July 1992. He has been a Partner at the law firm of Shearman & Sterling since December 1977.

Tetsuo Kumon
Mr. Kumon, age 41, has been a Director of Heller and Fuji America Holdings since July 1998. He is Senior Vice President and Group Head of the Corporate Management Division for the Americas of Fuji Bank. He previously served Fuji Bank as Senior Vice President and Senior Manager, Americas Division, Vice President and Manager, Americas Division, and Manager of the Financial Engineering Division. Mr. Kumon is also a Director of Fuji JGB Investment LLC.

Takashi Makimoto
Mr. Makimoto, age 48, was elected Director of Heller and Fuji America Holdings in January 2000. He is currently General Manager, Corporate Management Division for the Americas of Fuji Bank. From February 1996 to December 1999 Mr. Makimoto held the position of Deputy General Manager, Corporate Banking Division II, and from January 1995 to January 1996 he was the Deputy General Manager, International Planning Division of Fuji Bank.

Frank S. Ptak
Mr. Ptak, age 57, joined Heller as a Director in September 1998. Mr. Ptak is the Vice Chairman of Illinois Tool Works Inc., a diversified manufacturing company, and has been with Illinois Tool Works since 1975. Before joining Illinois Tool Works, Mr. Ptak was employed by Sara Lee Corporation from 1970 to 1975. Mr. Ptak is also a Director of Snap-on Incorporated, a producer and distributor of professional mechanics’ hand tools and diagnostic systems, and Kemper Insurance Companies, a group of mutual insurance companies.

Masahiro Sawada
Mr. Sawada, age 47, has served as Executive Vice President of Heller since June 1999 and has held the positions of Senior Vice President of Heller from January 1998 to June 1999 and Director of Heller and International Group since December 1995. He was elected Director, President and Chief Executive Officer of Fuji America Holdings in July 1999. Previously, he was Senior Vice President of Heller International Corporation from May 1995 to January 1998, and Joint General Manager of Fuji Bank, Paris Branch from May 1992 to 1995.

Kenichiro Tanaka
Mr. Tanaka, age 52, has been a Director of Heller and International Group since February 1997, and was Executive Vice President of Heller from January 1998 to May 1999. He currently holds the position of General Manager, Corporate Banking Division of Fuji Bank. Mr. Tanaka previously served as Director, President and Chief Executive Officer of Fuji America Holdings from January 1998 to July 1999, and Executive Vice President of Heller International Corporation from February 1997 to January 1998. He was President and Chief Executive Officer of Fuji Bank, Canada, from November 1994 to January 1997, and Deputy General Manager of Fuji Bank, Head Office Credit Division, from May 1991 to November 1994.

Michio Ueno	Mr. Ueno, age 54, was elected Director of Heller and International Group in June 2000. He is currently a Managing Director of Fuji Bank. From June 1999 to May 2000, Mr. Ueno

was Director, General Manager and Regional Executive Director of Fuji Bank for Europe, Africa & the Middle East. From February 1997 to June 1999, he was General Manager of the Fuji Bank Head Office Corporation Banking Division I, and became Director in June 1997. From May 1996 to February 1997 he was General Manager of the International Division, and from May 1993 to May 1996 he was General Manager of Fuji Bank, Paris Branch.

Frederick E. Wolfert
Mr. Wolfert, age 46, has served as a Director of Heller since July 1998 and as President and Chief Operating Officer since January 1998. Prior to joining Heller, Mr. Wolfert was Chairman of Key Global Finance Ltd. from April 1996 to December 1997, Chairman, President and Chief Executive Officer of KeyCorp Leasing, Ltd. from June 1993 to December 1997, Chairman, President and Chief Executive Officer of KeyBank USA N.A. from June 1993 to December 1996, President and Chief Operating Officer of KeyCorp Leasing, Ltd. from December 1991 to June 1993, and Executive Vice President of KeyBank USA N.A. from December 1991 to June 1993.

            Directors of Heller may also be directors of certain of our wholly-owned subsidiaries.

INFORMATION ABOUT THE BOARD

Attendance at Board and Committee Meetings

            The Board of Directors held 5 regularly scheduled meetings during 2000. Each nominee for director attended in excess of 75% of his Board and committee meetings.

Committees of the Board of Directors

            It is primarily the Board’s responsibility to oversee the management of Heller’s business. To assist in carrying out this responsibility, the Board has established, among others, the standing committees listed below. We do not have a standing nominating committee.

Executive Committee

            The Executive Committee exercises all of the powers of the Board in the management of Heller’s business when the Board is not in session, to the extent permitted by law. The Executive Committee met 5 times during 2000. The current members of the Executive Committee are Messrs. Almeida, Kato, Kumon, Makimoto, Sawada, Ueno (Chairman) and Wolfert. Dennis P. Lockhart, who served as a member of the Executive Committee during 2000, resigned as a Director of Heller and the President of International Group effective February 1, 2001.

Audit Committee

            The Audit Committee assists the Board of Directors in fulfilling its responsibilities in overseeing Heller’s financial reporting process. The Audit Committee (1) recommends Heller’s independent auditors for appointment by the Board of Directors, subject to approval by the stockholders, (2) reviews Heller’s accounting processes, reporting systems, internal accounting controls and risk management processes, (3) confers with the independent auditors concerning the scope of their examination and (4) carries out the other responsibilities set forth in its Charter, a copy of which is attached to this proxy statement as Appendix A. The Audit Committee, which consists solely of non-employee independent directors as required by the exchanges on which our Common Stock trades, met 4 times during 2000. Members of the Audit Committee are considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. The current members of the Audit Committee are Messrs. Conway, Kessel (Chairman) and Ptak. The Board of Directors has determined that, under the rules of the New York Stock Exchange, all of the members of the Audit Committee are independent.

Compensation Committee

            The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and stock-based compensation for the executive officers named in this proxy statement. The Compensation Committee met 3 times during 2000. The current members of the Compensation Committee are Messrs. Conway, Makimoto and Ueno (Chairman).

STOCK OWNERSHIP

Security Ownership in Heller of Certain Beneficial Owners
and of
Directors and Executive Officers

            The following tables show, as of March 1, 2001: (1) the beneficial owners of more than 5% of each of the Class A and the Class B Common Stock and the number of shares beneficially owned; and (2) the number of shares of Class A Common Stock beneficially owned by each Director, each executive officer named in the Summary Compensation Table in this proxy statement and all Directors and executive officers of Heller as a group, as reported by each person. Except as noted, each person has sole voting and investment power over the shares shown in this table.

Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (5)
Class A Common	Wellington Management Company, LLP	4,246,300	(2)	9.01%
Stock	75 State Street
	Boston, Massachusetts 02109

	Franklin Mutual Advisers, LLC	4,217,411	(3)	8.95%
	51 John F. Kennedy Parkway
	Short Hills, New Jersey 07078

	T. Rowe Price Associates, Inc.	3,546,134	(4)	7.53%
	100 E. Pratt St.
	Baltimore, Maryland 21202

	Hartford Capital Appreciation HLS Fund, Inc.	2,850,000	(2)	6.05%
	200 Hopmeadow Street
	Simsbury, CT 06089

Class B Common	The Fuji Bank, Limited	51,050,000		100%
Stock	Two World Trade Center
	New York, New York 10048

(1)	All information with respect to the Class A Common Stock is based on Schedule 13G filings made with the SEC and dated as of the respective dates set forth in the following footnotes.
(2)
As of February 13, 2001, Wellington Management Company LLP (Wellington) reports that it has shared voting power with respect to 3,985,800 shares and shared dispositive power with respect to all of the shares reported in the table. These shares are owned by various individuals and institutional investors including Hartford Capital Appreciation HLS Fund, Inc. (Hartford) , which reported on Schedule 13G that as of February 14, 2001, Hartford has shared voting and dispositive power for 2,850,000 shares, for which Wellington serves as investment adviser.

(3)
As of January 23, 2001, Franklin Mutual Advisors, LLC reports that (1) it has sole voting power and sole dispositive power with respect to all of the shares reported in the table and (2) although it is deemed to be the beneficial owner of such shares for purposes of the Securities Exchange Act of 1934 (the 34 Act), it expressly disclaims any economic interest or beneficial ownership of all of the shares listed in the table.

(4)
As of February 7, 2001, T. Rowe Price Associates (Price Associates) reports that it has sole voting power with respect to 751,473 shares and sole dispositive power with respect to all of the shares reported in the table. These shares are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 2,400,000 shares, representing 5.1% of the Class A shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the 34 Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(5)	The percentages shown above are based on the number of shares outstanding on March 9, 2001.

Directors and Other Named Executive Officers

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class A Common	Richard J. Almeida	137,551	(1)	*
Stock	Michael A. Conway	6,274	(1)	*
	Takaaki Kato	0		—
	Mark Kessel	2,759	(1)	*
	Tetsuo Kumon	0		—
	Michael J. Litwin	41,245	(1)(2)	*
	Dennis P. Lockhart	50,439	(1)	*
	Takashi Makimoto	0		—
	Lauralee E. Martin	34,299	(1)(2)	*
	Frank S. Ptak	1,138	(1)	*
	Masahiro Sawada	400		*
	Kenichiro Tanaka	500		*
	Michio Ueno	0		—
	Frederick E. Wolfert	98,524	(1)	*

	All directors and executive officers as a group (16 persons)	406,979	(1)

*	Less than one percent
(1)
In addition to direct ownership, the reported amounts include holdings in the Company’s Executive Deferred Compensation Plan (EDCP), Savings and Profit Sharing (401(k)) Plan, Deferral Restoration Plan and Employee Stock Purchase Plan. The Company’s EDCP uses a unitized accounting method for shares held in a Heller common stock fund. The EDCP shares included above are estimated equivalent shares based on the closing stock price at February 28, 2001 divided by the dollar value of the participants’ holdings in the unitized Heller common stock fund on February 28, 2001. These numbers may vary from amounts reported on Form 3, 4 and 5 filings due to the fluctuation in share price and the small cash balance maintained in the unitized fund to facilitate transfers between investment fund options in the EDCP.

(2)
Includes unvested restricted shares issued under Heller’s Stock Incentive Plan in 2001 for which the individual has voting power but does not yet have power to dispose, in the amount of 2,549 shares for Ms. Martin and 3,377 shares for Mr. Litwin.

(3)	We report certain stock ownership information about our directors and executive officers based solely on their responses to our inquiries and without independent verification.

Stock Ownership in Mizuho Holdings, Inc. of
Directors and Executive Officers

            The following table sets forth, as of December 31, 2000, certain information with respect to the beneficial ownership of common stock of Mizuho, Heller’s ultimate majority stockholder, by (1) each Director of Heller, (2) each executive officer named in the Summary Compensation Table in this proxy statement and (3) all directors and executive officers of Heller as a group.

Name of Beneficial Owner	Number of Shares of Mizuho Beneficially Owned
Richard J. Almeida	0
Michael A. Conway	0
Takaaki Kato	8.82	(1)
Mark Kessel	0
Tetsuo Kumon	3.54	(1)
Michael J. Litwin	0
Dennis P. Lockhart	0
Lauralee E. Martin	0
Takashi Makimoto	9.29	(1)
Frank S. Ptak	0
Masahiro Sawada	9.79	(1)
Kenichiro Tanaka	10.84	(1)
Michio Ueno	13.99	(1)
Frederick E. Wolfert	0

All directors and executive officers as a group (16 persons)	56.27	(2)

(1)	In addition to direct ownership, reported amounts include holdings in a Mizuho employee stock purchase plan.
(2)	We report certain stock ownership information about our directors and executive officers based solely on their responses to our inquiries and without independent verification.

            The number of shares of Mizuho common stock that are beneficially owned by (1) each of Heller’s directors, (2) each of the named executive officers and (3) Heller’s directors and executive officers as a group, including those shares held in the Mizuho employee stock purchase plan, does not exceed 1% of the outstanding shares of such stock.

Section 16(a) Beneficial Ownership Reporting Compliance

            Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Heller’s Common Stock must report their initial ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission. The Commission has designated specific due dates for these reports and Heller must identify in this proxy statement those persons for whom these reports were not filed when due. We believe, based on a review of copies of such reports and written representations, that all required reports were filed and that during 2000 all Section 16 filing requirements applicable to Heller’s directors, certain executive officers and greater than 10% beneficial owners were complied with.

COMPENSATION OF DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

Compensation of Directors

            Each director who is not an employee of Heller, Mizhuo, Fuji Bank or any of their subsidiaries receives the following compensation:

(1) an annual cash retainer of $50,000; and

            (2) an annual grant of options to purchase Heller’s Class A Common Stock at an exercise price equal to the fair market value of the Stock at the time of the grant, the total number of which options has a present value of $25,000 using the assumptions applicable to grants made to Heller’s employees generally. One third of those options vest on each of the first three anniversary dates of the grant and all of them must be exercised within the earlier of ten years from the date of the grant and one year after completion of service as a member of the Board.

At the time of first election, each of our current directors received a one-time grant of restricted shares of Heller’s Class A Common Stock valued at $25,000 based on the fair market value at the time of the grant. All of these shares vested fully on January 1, 2001 as the result of the Company’s achievement of a three-year performance target established at the time of the grant. The Company does not currently intend to make a grant of restricted stock part of the standard compensation arrangement for any new non-employee directors.

            Non-employee directors may defer all or part of their cash retainers under Heller’s Executive Deferred Compensation Plan. No additional fees are paid to directors for attending Board or Committee meetings.

Compensation of the Named Executive Officers

            The following table sets forth information with respect to all compensation awarded to, earned by or paid to our Chief Executive Officer and our four next most highly compensated executive officers (sometimes called the named executive officers) as determined at December 31, 2000 based on combined salary and bonus for services rendered in all capacities to Heller during the years ended December 31, 2000, 1999 and 1998.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation(1)		Long Term Compensation
				Awards		Payouts	All Other Compensation ($)(6)
		Salary ($)	Bonus ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/SARs (#)(4)	LTIP Payouts ($)(5)
Richard J. Almeida	2000	750,000	740,000	0	0	0	5,402
(Chairman and Chief	1999	750,000	580,590	0	0	929,688	5,152
Executive Officer)	1998	760,417	551,000	2,359,395	280,000	593,775	5,152

Frederick E. Wolfert	2000	433,333	350,000	0	0	0	5,402
(President and Chief	1999	400,000	375,000	0	0	918,000	5,152
Operating Officer)	1998	401,539	325,000	1,348,218	160,000	187,200	448,314

Lauralee E. Martin	2000	295,000	265,000	0	0	0	5,383
(Chief Financial	1999	295,000	250,000	0	0	255,000	5,133
Officer)	1998	295,833	225,000	606,177	50,000	184,860	5,133

Michael J. Litwin	2000	295,000	250,000	0	0	0	4,416
(Chief Credit and	1999	295,000	225,000	0	0	255,000	3,813
Risk Officer)	1998	296,250	200,000	448,821	40,000	174,915	5,133

Dennis P. Lockhart	2000	290,000	260,000	0	0	0	5,364
(Former President,	1999	290,000	200,000	0	0	255,000	5,114
International Group (7) )	1998	290,833	160,000	448,821	40,000	184,275	5,114

(1)
Heller has non-qualified deferred compensation plans known as the Executive Deferred Compensation Plan and the Deferral Restoration Plan under which certain employees of Heller, including the named executive officers, may elect to defer portions of their annual compensation on a pre-tax basis. The amount of deferred compensation under both plans remains an asset of Heller and may be invested in any of certain mutual funds and a Heller common stock fund at the participant’s discretion.

(2)
Bonuses earned in respect of one year are paid during the next year. For example, the bonuses indicated as earned in respect of 2000 were paid in February, 2001. Perquisites and other personal benefit amounts for each of the named executive officers fall below the minimum level for disclosure and therefore have been excluded.

(3)
In May, 1998, at the time of our initial public offering, the named executive officers received restricted shares of our Class A Common Stock. The compensation reported in 1998 in the above table is based on the value of such shares on the date of issuance ($27.00), all of which fully vested on January 1, 2001 as the result of the Company’s achievement of a three-year performance target established at the time of the grant. The amount of such shares beneficially owned by such executive officers as of March 9, 2001 are included in the beneficial ownership table above.

(4)
In May 1998, at the time of our initial public offering, the named executive officers also received options to purchase our Class A Common Stock. All options vested 100% on January 1, 2001. The exercise price for each option is $27 per share, the initial public offering price of the Company’s stock.

(5)
Under the terms of each of Heller’s Long Term Incentive Plans (LTIPs), payouts of all accruals are made after the end of the LTIP performance period to officers who are active employees of Heller and participants in the LTIP through its termination date. In 1999, cash payments were made to the indicated named executive officers under an LTIP for the performance period that began January 1, 1996 and ended December 31, 1998. These payments are shown in the above table as being applicable to 1998. In 2000, cash payments were made to the indicated named executive officers under an LTIP for the performance period that began January 1, 1997 and ended December 31, 1999. These payments are shown in the above table as being applicable to 1999.

In 2000, the Company made grants to the named executive officers in two new LTIPs under which the earliest payments may occur in 2002 for a performance period ending December 31, 2001. Additional information about the new LTIPs is set forth below.

(6)
Amounts reflect both (i) Heller’s contribution made in the form of a match on amounts deferred by the named executive officers in Heller’s 401(k) Savings and Profit Sharing Plan and (ii) insurance premiums paid for term life insurance, as for the year 2000:

	401(k) Matching Amounts	Term Life Insurance Premium
Mr. Almeida	$4,250	$1,152
Mr. Wolfert	4,250	1,152
Ms. Martin	4,250	1,133
Mr. Litwin	3,283	1,133
Mr. Lockhart	4,250	1,114

The 401(k) Savings and Profit Sharing Plan is available to all employees who work at least 900 hours per year. Heller makes matching contributions equal to 50% of the employee’s contribution, except that Heller’s contribution will not exceed 2.5% of the employee’s base salary or $4,250, whichever is less (increased to 3% effective January 1, 2001). Heller’s matching contributions are in the form of shares of our Class A Common Stock. We also pay the premium for term life insurance for all regular, full-time employees. The insurance amount is two times each employee’s annual base salary, with a maximum benefit of $600,000.

In connection with our hiring of Mr. Wolfert, we paid him during 1998 a sign-on bonus of $175,000 and relocation expense reimbursement of $268,182, both of which amounts are included in the above table as Other Compensation.

(7)	Effective February 1, 2001, Mr. Lockhart resigned all officer and director positions he held with Heller and its subsidiaries.

Stock Option Grants

            We did not issue any new stock options to any of the named executive officers during 2000. None of the named executive officers exercised any existing stock options during 2000 and therefore did not realize any value from his or her stock options during the year. The following table shows the number and value of their exercisable and non-exercisable options as of December 31, 2000. The table contains values for “in the money” options, meaning the positive spread, if any, between the year-end per share price of $30.6875 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised and their value, if any, will depend on the share price on the exercise date.

Aggregated Fiscal Year-End Option/SAR Values

	Number of securities underlying unexercised options/SARs at fiscal year end	Value of unexercised in-the-money options/SARs fiscal year end
Name	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Richard J. Almeida	0/280,000	$0/$1,032,500
Frederick E. Wolfert	0/160,000	$0/$590,000
Lauralee E. Martin	0/50,000	$0/$184,375
Michael J. Litwin	0/40,000	$0/$147,500
Dennis P. Lockhart	0/40,000	$0/$147,500

            The options reported are non-qualified stock options to purchase shares of Class A Common Stock awarded under the Stock Incentive Plan. The exercise price of the options is $27.00 per share and the closing trading price on the New York Stock Exchange of Class A Common Stock at December 31, 2000 was $30.6875 per share. All of the options described above became exercisable in full on January 1, 2001.

Long Term Incentive Plans

            Heller has established new LTIPs under which compensation benefits may be earned by the named executive officers as well as certain other employees in future periods.

            In 2000, the Compensation Committee of the Board of Directors granted performance units to eligible employees for two plans, one for a two-year performance period beginning January 1, 2000 and ending on December 31, 2001 and the second for a three-year performance period beginning on January 1, 2000 and ending on December 31, 2002. The value of the performance units under the LTIPs will be determined over the respective performance periods based on the achievement of combined average return on equity and average earnings per share goals. Any payments under the LTIPs will be made in the year following the end of each performance period to eligible employees who received grants of performance units and continue to be employed by Heller at the end of the performance period, subject to plan provisions providing for pro-rated distributions in the event of retirement, disability or death during the performance and payment period.

            Distribution of performance units after the respective performance and award periods for each plan will be made in shares of Class A Common Stock based on the New York Stock Exchange closing price at the end of the payment and performance period of each plan. The named executive officers and other eligible employees may elect to defer shares awarded under any of the plans into the Executive Deferred Compensation Plan.

             The following table sets forth certain information about awards that the Company granted to the named executive officers in 2000 under these LTIPs and are currently outstanding. Where the number of performance units is expressed as a range, the actual number that will be awarded within the expressed range will be determined at the end of the performance period.

2000-2001 Long Term Incentive Plan—Awards in 2000

Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payoff	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold ($)	Target ($)	Maximum ($)
Richard J. Almeida	7,500	2 years	0	750,000	1,500,000
Frederick E. Wolfert	3,300-4,400	2 years	0	440,000	880,000
Lauralee E. Martin	1,475-2,213	2 years	0	221,300	442,600
Michael J. Litwin	885-1,475	2 years	0	147,500	295,000
Dennis P. Lockhart	0	n/a	n/a	n/a	n/a

2000-2002 Long Term Incentive Plan—Awards in 2000

Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payoff	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold ($)	Target ($)	Maximum ($)
Richard J. Almeida	7,500	3 years	0	750,000	1,500,000
Frederick E. Wolfert	3,300-4,400	3 years	0	440,000	880,000
Lauralee E. Martin	1,475-2,213	3 years	0	221,300	442,600
Michael J. Litwin	885-1,475	3 years	0	147,500	295,000
Dennis P. Lockhart	0	n/a	n/a	n/a	n/a

Deferral Restoration Plan

            Beginning in 2001, the named executive officers became eligible for participation in Heller’s Deferral Restoration Plan (DRP), a new non-qualified, voluntary compensation deferral plan that will permit the named executive officers and other designated executive employees to make an annual election to contribute that portion of their base salary which they have designated for contribution to Heller’s Savings and Profit Sharing Plan (between 1% to 18% of base salary) that exceeds the Internal Revenue Service ceiling on contributions to such a qualified plan into the DRP, which is a non-qualified plan that provides participants with the same investment options as Heller’s 401(k) Savings and Profit Sharing Plan that is offered to all Heller employees. Heller will match contributions to the DRP and the 401(k) Savings and Profit Sharing Plan with 50% of the first 6% of base salary deferred, capped at 3% of eligible salary in the aggregate for both plans. All matching contributions under the DRP are automatically invested in Heller common stock and may not be allocated to other investment options due to accounting regulations.

Other Employee Benefit Plans

Retirement and Other Defined Benefit Plans

            Heller has a defined benefit retirement income plan for the benefit of its employees that we intend to be a qualified plan under Section 401 of the Internal Revenue Code. Substantially all domestic employees of Heller who have one year of service, including the named executive officers, participate in the retirement plan. Directors who are not Heller employees are not eligible for retirement benefits. Under a defined benefit plan such as ours, contributions are not specifically allocated to individual participants.

            Heller has adopted a Supplemental Executive Retirement Plan which provides a benefit to all employees whose full benefit under the above retirement plan is reduced by participation in Heller’s Executive Deferred Compensation Plan and by limitations imposed by the Internal Revenue Code.

            The following table shows estimated annual retirement benefits under the qualified retirement plan and the Supplemental Executive Retirement Plan for the named executive officers in specified remuneration and service classifications:

Estimated Annual Retirement Benefits

	Years of Credited Service
Final Average Pay	5	10	15	20	25 and over
$200,000	$18,790	$ 37,580	$ 56,370	$ 75,160	$ 93,950
225,000	21,350	42,700	64,050	85,400	106,750
250,000	23,920	47,840	71,760	95,680	119,600
275,000	26,480	52,960	79,440	105,920	132,400
300,000	29,040	58,080	87,120	116,160	145,200
400,000	39,290	78,580	117,870	157,160	196,450
450,000	44,420	88,840	133,260	177,680	222,100
500,000	49,540	99,080	148,620	198,160	247,700
600,000	59,790	119,580	179,370	239,160	298,950

            In general, remuneration covered by the retirement plan consists of the annual base salary determined before any salary reduction contributions to Heller’s 401(k) Savings and Profit Sharing Plan, but is limited to a dollar value no higher than $170,000. The monthly accrued benefit under the retirement plan is calculated as a percentage of average monthly compensation over the sixty consecutive months during the employee’s last 120 months of employment that yield the highest average, plus a certain percentage of the employee’s monthly compensation above the Social Security wage base for the past 25 years. The figures shown in the table above include benefits payable under the retirement plan and the supplemental retirement plan. Under the supplemental plan, compensation is not limited to $170,000 per year. The estimates assume that benefits commence at age 65 under a straight life annuity form.

             As of December 31, 2000, the number of years of credited service for the named executive officers and the actual average remuneration for their respective years of credited service with Heller were as follows: Mr. Almeida, 13 years, 5 months, $674,583; Mr. Wolfert, 3 years, $411,111; Ms. Martin, 14 years, 5 months, $288,417; Mr. Litwin, 29 years, 2 months, $284,667; and Mr. Lockhart, 13 years, $284,333.

Employment Contracts and Termination of Employment and
Change of Control Arrangements

            Mr. Almeida, Heller’s Chairman and Chief Executive Officer, is party to an employment contract with Heller that became effective as of December 31, 1999 and expires on December 31, 2001. The contract will be automatically extended to December 31, 2002, unless either Mr. Almeida or Heller gives the other written notice to the contrary on or before June 30, 2001. The contract provides for the payment to Mr. Almeida of an annual base salary of $750,000. Mr. Almeida’s base salary and incentive plan bonus payment are to be reviewed by Heller during the term of the contract pursuant to Heller’s normal practices, and may be increased by Heller but may not be reduced. The contract provides for Mr. Almeida’s participation in all of Heller’s executive bonus and incentive compensation plans. The contract further provides that if Mr. Almeida’s employment is terminated by Heller without cause, or if he resigns with cause, he will be entitled to receive full salary through the date 24 months from the date of termination. In the event of a termination under either of the situations described above, Mr. Almeida is also entitled to receive his performance plan bonus payment at the applicable target bonus level for the full year in which such termination occurs, and he will continue to be covered under certain benefit plans through the date 24 months from the date of termination. In addition, in the event of a termination following a change in control, Mr. Almeida’s contract permits him to select the benefits described above or the benefits set forth in the change in control agreements described below.

            Mr. Wolfert, Heller’s President and Chief Operating Officer, is party to an employment contract with Heller that became effective as of December 31, 1999 and expires on December 31, 2001. The contract provides for the payment to Mr. Wolfert of an annual base salary of $440,000. Mr. Wolfert’s base salary and incentive plan bonus payment are to be reviewed by Heller during the term of the contract pursuant to Heller’s normal practices, and may be increased but may not be reduced. The contract provides for Mr. Wolfert’s participation in all of Heller’s executive bonus and incentive compensation plans. The contract further provides that if Mr. Wolfert’s employment is terminated by Heller without cause, or if he resigns with cause, he will be entitled to receive full salary through the date 24 months from the date of termination. In the event of a termination, Mr. Wolfert is also entitled to receive his performance plan bonus payment at the applicable target bonus level for the full year in which such termination occurs, and will continue to be covered under certain benefit plans through the date 24 months from the date of termination. In addition, in the event of a termination following a change in control, Mr. Wolfert may select the benefits described above or the benefits set forth in the change in control agreements described below.

             Each of Ms. Martin, Heller’s Chief Financial Officer, and Mr. Litwin, Heller’s Chief Credit and Risk Officer, is a party to a change in control agreement. Each change in control agreement provides protection to the officer in the event of certain changes in control of Heller while such officer continues to be employed by Heller. If the officer’s employment is either actually or constructively terminated after a change in control other than for cause, Heller will pay to the officer the present value of the additional benefits the officer would have accrued under Heller’s qualified and non-qualified retirement plans from the date of termination through the last day of the 24 month period following termination of employment. In addition, the officer will: (1) become fully vested in all options and restricted stock granted under the Stock Incentive Plan and any benefits under non-qualified retirement plans; (2) become fully vested in the annual cash incentive bonus plan at not less than the target bonus level for the year in which the change in control occurred; (3) be entitled to continuation of base salary and certain benefits and perquisites for 24 months; and (4) be credited with 24 months of age and years of service for purposes of Heller’s retiree medical benefit plan.

Certain Other Relationships

            Mr. Kessel, a director of Heller, is a partner of the law firm of Shearman & Sterling, which from time to time may act as counsel in certain matters for Fuji Bank and Heller.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Strategy

            Heller has adopted a total compensation and benefits philosophy for its executive officers that is designed to advance Heller’s business strategy by recognizing and reinforcing those behaviors that are critical to Heller’s success. As such, its programs seek to link executives’ compensation and benefits to both Heller’s performance and the interests of its stockholders. In particular, the goals of Heller’s executive compensation program are to:

•	Align compensation with Heller’s business strategies and objectives.

•	Attract, motivate and retain key contributors by providing a competitive mix of compensation and benefits.

•	Shift the compensation weighting mix from fixed to performance-based variable pay.

•	Align short-term and long-term incentive vehicles with Heller’s success.

•	Support a vibrant culture by providing an overall compensation and benefits package that meets the needs of a diverse workforce.

•	Provide an opportunity and an incentive for all members of senior management to become significant owners of Heller’s stock.

•	Link the interests of the members of senior management to the interests of stockholders by requiring those executives to own significant levels of Heller’s stock.

             Based on the above philosophy, Heller’s strategy with respect to its executive compensation and benefits program contains the following principal elements:

•	Ownership. Use equity ownership opportunities where feasible as a key payout vehicle.

•
Pay for Performance. Focus and reward executives on the key measures of Heller’s success, including revenue growth, quality and quantity of managed assets, net income, return on equity, return on investment, productivity, enterprise-wide collaboration and the development and demonstration of individual job competencies.

•	Pay Mix. Deliver a significant portion of total compensation through performance based incentive programs.

•
Pay Level. Offer market competitive base pay and short-term and long-term incentive opportunities which, when combined with base pay, result in total compensation above market for exceptional performance that supports Heller’s “Superior Company” strategy. Reflect in pay levels the financial industry’s best practices and design, with particular emphasis on the use of equity ownership opportunities within the industry.

•	Retention. Use compensation design to maintain or increase the personal “cost of exit” for key executives.

•	Investor Expectations. Incorporate elements that align the interests of Heller’s executives with the interests and expectations of public stockholders.

Compensation Methodology

            Heller’s Compensation Committee reviews compensation on an annual basis. Specific compensation decisions are based on many factors, including individual performance and responsibilities, future objectives and challenges, past performance and likely future contributions to Heller’s success. Based on survey information provided to us by independent compensation consultants, we also look at compensation levels at peer group companies.

Compensation of Executives (Other than the Chief Executive Officer)

            Base Salaries. Base salary is designed to compensate executives for their level of responsibility and sustained individual performance at a level commensurate with peer group companies.

            Annual Bonuses. Annual cash bonuses reward executives for meeting challenging annual goals. We establish bonus target awards for each executive as a percentage of salary, generally 55-70% for the executives named in this proxy statement. We then adjust those awards based on individual, business division and corporate performance, resulting in actual awards of between 0% and 200% of the target. Performance criteria differ across different business divisions as appropriate, but typically include measures based on net income, operating leverage, non-performing assets and certain non-financial, strategic goals. In 2000, Heller, as a whole, exceeded its stated performance targets.

             Long-term Incentives. Prior to Heller’s initial public offering of stock in 1998, Heller’s long-term incentive program granted awards to executives in the form of performance shares. The value of the performance shares was related to attainment of return on equity goals over a three-year period. The value of the performance shares would be paid in cash payments in the year following the performance period to those executives who continued to be employed by Heller at the end of the performance period. Payments were made in 2000 in respect of a long-term plan covering the 1997 through 1999 performance period.

            Upon the closing of Heller’s initial public offering in 1998, Heller instituted the 1998 Stock Incentive Plan, a stock-based incentive plan covering non-employee directors and selected employees. The Stock Incentive Plan is administered by the Compensation Committee. Grants of restricted stock and options to acquire stock were made in 1998 in connection with the initial public offering to align the interests of Heller’s executives with stockholder interests. The level and terms of the grants were determined with the assistance of an independent compensation consultant in order to provide competitive initial grants. The restricted stock was subject to a performance based vesting schedule and vested as of January 1, 2001 on an accelerated basis since Heller’s three-year average net income growth exceeded the internal performance target for full vesting. Performance is defined in terms of the level of growth of Heller’s annual net income. The named executive officers were not eligible for another grant under the Stock Incentive Plan until 2001. As disclosed above, additional grants of restricted stock and stock options have been made to certain executives in 2001.

            Heller originally intended that the Stock Incentive Plan would replace the performance share approach to long-term incentives. However, the Compensation Committee has determined that implementing additional long-term performance incentive programs for executives, tied to the attainment of equally weighted return on equity and average earnings per share targets for two-year and three-year performance periods to diversify the sources of long term compensation beyond stock options and restricted stock, would better serve the important goal of maintaining a total compensation strategy that provides sufficient long-term retention incentives. The value of performance units granted to executives under these plans would be paid in shares of Heller’s common stock (based on the closing price at the end of the performance period) to those executives who continued to be employed by Heller at the end of the performance periods. No shares will be issued by Heller under these long term incentive plans until 2002.

            Ownership Guidelines. Heller believes that its senior executives should closely align their interests with those of its stockholders. Accordingly, Heller has established minimum stock ownership guidelines for its senior executives, each of whom is required to have acquired stock with a value no less than his or her base salary within three years after Heller’s initial public offering. The President and Chief Operating Officer is required to have stock with a value no less than three times his base salary within such time period.

Compensation of the Chief Executive Officer

            Mr. Almeida’s total compensation for 2000 was intended to compensate him commensurate with the chief executive officers of peer group companies and was also based on Heller’s excellent performance, Mr. Almeida’s individual performance, Heller’s desire to retain him and the terms of his employment agreement. Since his first full year as Chairman and Chief Executive Officer in 1996, Heller’s annual net income has increased from $133 million to $290 million in 2000, its new business volume has grown at an 18% compound annual growth rate, its total assets have grown at a 19% compound annual growth rate and the credit quality of its lending assets has improved significantly. He has also positioned Heller for future success, having guided it through the initial public offering process, a number of significant acquisitions, a strategic divestiture, a significant initiative focused on improving operational efficiency and enhancing the company’s revenue base, as well as other important initiatives focused on Heller’s enterprise risk management, eCommerce strategy, best practices sharing, vendor management and employee recruiting and retention through Heller’s Employer of Choice initiative.

            The majority of Mr. Almeida’s compensation has been placed at risk since it is tied to performance goals and to Heller’s stock price. Additionally, under the company’s stock ownership guidelines, he is required by the third year after the initial public offering to have beneficial ownership of stock with a value at least equal to three times his base salary, a requirement he has already exceeded by having beneficial ownership of over 137,366 shares.

Compliance with Section 162(m)

            The Compensation Committee currently intends for substantially all compensation paid to Heller executives to be tax deductible to Heller under Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) provides that compensation paid to executives in excess of $1,000,000 cannot be deducted by Heller for Federal income tax purposes unless, in general, such compensation is performance-based, is established by a committee of outside directors and is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by the stockholders. Consistent with this intention, Heller’s Stock Incentive Plan was approved by Heller’s sole stockholder prior to the initial public offering, and since such approval, the Compensation Committee has approved all awards under the Stock Incentive Plan.

The Compensation Committee
of the Board of Directors
of Heller Financial, Inc.

Michio Ueno, Chairman
Michael A. Conway
Takashi Makimoto

PERFORMANCE GRAPH

            Securities and Exchange Commission rules require proxy statements to contain a performance graph that compares the performance of the Company’s Class A Common Stock against an equity market index that includes companies whose equity securities are traded on the same exchange or are of comparable market capitalization, and a published industry or line of business index or group of “peer issuers”, covering a five-year period. In the proxy statement for Heller’s 2000 annual meeting of stockholders, we compared performance of our Class A Common Stock to the performance of publicly traded shares of a group of “peer issuers” engaged in similar lines of business. As a result of consolidations and acquisitions involving certain members of this peer group, continuing divergence in market focus of certain of those peer group members from Heller’s market focus and other factors, performance comparisons with that group have become increasingly less meaningful. As a result, we have elected instead to include the performance of the S&P Financials Index as a more relevant comparison.

            The graph below compares our stock performance against (i) the S&P 500 Stock Index (ii) the S&P Financials Index and (iii) the peer group we have previously used, which includes Associates First Capital Corp., The CIT Group, Inc., The Finova Group Inc. and Newcourt Credit Group, Inc.

            Because Heller’s Class A Common Stock did not begin trading on the NYSE until May 1, 1998, the graph compares performance from May 1, 1998 through December 31, 2000. The graph assumes an investment of $100 at the beginning of the period at the offering price of $27.00 per share of Class A Common Stock. The closing price of Heller’s Class A Common Stock on December 31, 2000 was $30.6875 per share. Dividends of $0.10 per share were paid on February 15, 2000, May 15, 2000, August 15, 2000 and November 15, 2000.

COMPARISON OF CUMULATIVE TOTAL RETURNS (1)

[GRAPH]

	5/1/98	12/31/98	12/31/99	12/31/00
Heller Financial	$100	$108.28	$ 75.65	$117.77
S&P 500 Index	$100	$111.71	$135.22	$122.92
S&P Financials Index	$100	$ 97.57	$101.44	$127.90
Peer Group (2)	$100	$108.31	$ 71.02	$ 76.42

(1)	Total return based on $100 initial investment and reinvestment of dividends.
(2)
The performance of publicly traded securities of Associates First Capital Corp. following 1999 is not included due to its acquisition in 2000 by Citigroup, Inc. The CIT Group, Inc. acquired Newcourt Credit Group, Inc. at the end of 1999.

REPORT OF THE AUDIT COMMITTEE

January 17, 2001

To the Board of Directors of Heller Financial, Inc. (the Company):

            We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2000.

            We have discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

            We have received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Arthur Andersen LLP the auditors’ independence.

            Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

            We have considered whether the provision of services by Arthur Andersen LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 is compatible with maintaining Arthur Andersen LLP’s independence.

The Audit Committee
of the Board of Directors
of Heller Financial, Inc.

Mark Kessel, Chairman
Michael A. Conway
Frank S. Ptak

FEES PAID TO AUDITORS

Audit Fees

            Audit fees billed to the Company by Arthur Andersen LLP during the Company’s 2000 fiscal year for review of the Company’s annual financial statements and those financial statements included in the Company’s quarterly reports on Form 10-Q totaled $1,271,092.

Financial Information Systems Design and Implementation Fees

            The Company did not engage Arthur Andersen LLP to provide advice to the Company regarding financial information systems design and implementation during the 2000 fiscal year.

All Other Fees

            Fees billed to the Company by Arthur Andersen LLP during the Company’s 2000 fiscal year for all other non-audit services rendered to the Company totaled $3,540,740.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Fuji Bank

            Fuji Bank, headquartered in Tokyo, Japan, and a wholly-owned subsidiary of Mizuho, one of the world’s largest bank holding companies, is currently the beneficial owner of all of the Class B Common Stock of Heller through its wholly-owned U.S. subsidiary, Fuji America Holdings. For as long as Fuji Bank continues to beneficially own shares of Common Stock representing more than 50% of the voting power of the Common Stock, Fuji Bank will be able to direct the election of all of the members of Heller’s Board of Directors and therefore exercise a controlling influence over the business and affairs of Heller, including any determinations with respect to:

(1)	mergers or other business combinations involving Heller;

(2)	the acquisition or disposition of assets by Heller;

(3)	the incurrence of indebtedness by Heller;

(4)	the issuance of any additional Common Stock or other equity securities; and

(5)	the payment of dividends with respect to the Common Stock.

Similarly, Fuji Bank will have the power to:

(1)	determine matters submitted to a vote of Heller’s stockholders without the consent of Heller’s other stockholders;

(2)	prevent or cause a change in control of Heller; and

(3)	take other actions that might be favorable to Fuji Bank.

In these situations or otherwise, various conflicts of interest between Heller and Fuji Bank could arise.

            From time to time Heller and Fuji Bank have entered into, and can be expected to continue to enter into, certain agreements and business transactions in the ordinary course of their respective businesses.

Keep Well Agreement

            Heller first entered into its Keep Well Agreement with Fuji Bank on April 23, 1983. The Keep Well Agreement was amended and supplemented on January 26, 1984, in connection with the consummation of the purchase of Heller by Fuji Bank and has been amended since that date from time to time. Under the Keep Well Agreement, as currently in effect, Heller or Fuji Bank or any of its affiliates may sell or dispose of Common Stock to any person or entity, provided that after any such sale or disposition, Fuji Bank (directly or indirectly, through one or more subsidiaries) continues to hold greater than 50% of the combined voting power of the outstanding Common Stock. This provision may be subject to further revision by Heller and Fuji Bank without the approval of any of Heller’s securityholders.

             The Keep Well Agreement may not be terminated prior to the date that is the earlier of (1) December 31, 2007 and (2) the date on which Heller has received written certifications from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services that, upon termination of the Keep Well Agreement, the ratings on Heller’s senior unsecured indebtedness without the support provided by the Keep Well Agreement will be no lower than such ratings with the support of the Keep Well Agreement, but in no event may the termination date occur before December 31, 2002. In addition, the Keep Well Agreement includes certain restrictions on termination relating to Heller’s Series A Preferred Stock and Series C Preferred Stock that are discussed below.

            The Keep Well Agreement provides that Fuji Bank will maintain Heller’s stockholders’ equity in an amount equal to $500 million. Accordingly, if Heller determines, at the close of any month, that its net worth is less than $500 million, then Fuji Bank will purchase, or cause one of its subsidiaries to purchase, shares of Heller’s NW Preferred Stock, Class B, in an amount necessary to increase Heller’s stockholders’ equity to $500 million.

            The NW Preferred Stock is a series of junior preferred stock and, if and when issued, will rank junior to the Series A Preferred Stock and the Series C Preferred Stock and senior to the Common Stock as to payment of dividends, and in all other respects. If and when the NW Preferred Stock is issued, dividends will be noncumulative and will be payable (if declared) quarterly at a rate per annum equal to 1% over the three-month LIBOR. Such dividends will not be paid during a default in the payment of principal or interest on any of the outstanding indebtedness for money borrowed by Heller. Subject to certain conditions, the NW Preferred Stock will be redeemable, at the option of the holder, within a specified period of time after the end of a calendar quarter in an aggregate amount not greater than the excess of the stockholders’ equity of Heller as of the end of such calendar quarter over $500 million.

            The Keep Well Agreement further provides that if Heller lacks sufficient cash, other liquid assets or credit facilities to meet its payment obligations on its commercial paper, then Fuji Bank will lend Heller up to $500 million, payable on demand, which Heller may use only for the purpose of meeting such payment obligations. Any such liquidity advance by Fuji Bank to Heller will bear interest at a fluctuating interest rate per annum equal to the announced prime commercial lending rate of Morgan Guaranty Trust Company of New York plus 0.25% per annum. Each liquidity advance will be repayable on demand at any time after the business day following the 29th day after such liquidity advance was made. No repayment of the liquidity advance will be made during a period of default in the payment of Heller’s senior indebtedness for borrowed money.

            No liquidity advances or purchases of NW Preferred Stock have been made by Fuji Bank under the Keep Well Agreement. Other infusions of capital in Heller have been made by Fuji Bank, the last one of which occurred in 1992.

            Under the Keep Well Agreement, Heller has agreed to maintain, and Fuji Bank has undertaken to assure that Heller will maintain, unused short-term lines of credit, asset sales facilities and committed credit facilities in an amount approximately equal to 75% of the amount of its commercial paper obligations from time to time outstanding.

             Neither Fuji Bank nor Heller is permitted to terminate the Keep Well Agreement for any reason prior to the termination date. After the termination date, either Fuji Bank or Heller may terminate the Keep Well Agreement upon 30 business days’ prior written notice, except as set forth below.

            So long as the Series A Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless Heller has received written certifications from Moody’s and S&P that upon such termination the Series A Preferred Stock will be rated by them no lower than “a3” and “A-”, respectively. Additionally, so long as the Series C Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless Heller has received written certifications from Moody’s and S&P that upon such termination the Series C Preferred Stock will be rated no lower than “baa1” and “BBB” by Moody’s and S&P, respectively.

            For these purposes, the Series A Preferred Stock and the Series C Preferred Stock will no longer be deemed outstanding at such time as an effective notice of redemption of all of the Series A Preferred Stock and the Series C Preferred Stock shall have been given by Heller and funds sufficient to effectuate such redemption shall have been deposited with the party designated for such purpose in the notice. So long as the Series A Preferred Stock is outstanding, if both Moody’s and S&P shall discontinue rating the Series A Preferred Stock, then Goldman, Sachs & Co., or its successor, shall, within 30 days, select a nationally recognized substitute rating agency and identify the comparable ratings from such agency. So long as the Series A Preferred Stock is no longer outstanding but the Series C Preferred Stock is outstanding, if both Moody’s and S&P shall discontinue rating the Series C Preferred Stock, then Lehman Brothers Inc., or its successor, shall, within 30 days, select a nationally recognized substitute rating agency and identify the comparable ratings from such agency.

            Any termination of the Keep Well Agreement by Heller must be consented to by Fuji Bank. Any such termination will not relieve Heller of its obligations in respect of any NW Preferred Stock outstanding on the date of termination or the dividends thereon, any amounts owed in respect of liquidity advances on the date of termination or the unpaid principal or interest on those liquidity advances or Fuji Bank’s fee relating to the liquidity commitment. Any such termination will not adversely affect Heller’s commercial paper obligations outstanding on the date of termination. The Keep Well Agreement can be modified or amended by a written agreement of Fuji Bank and Heller. However, no such modification or amendment may change the prohibition against termination before the termination date or the other restrictions on termination or adversely affect Heller’s then-outstanding commercial paper obligations.

            Under the Keep Well Agreement, Heller’s commercial paper obligations and any other debt instruments are solely the obligations of Heller. The Keep Well Agreement is not a guarantee by Fuji Bank of the payment of Heller’s commercial paper obligations, indebtedness, liabilities or obligations of any kind.

             During 2000, Heller paid to Fuji Bank a commitment fee of less than $1 million related to the Keep Well Agreement.

Registration Rights Agreement

            In connection with its initial public offering, Heller and Fuji Bank entered into a registration rights agreement providing that, upon the request of any of Fuji Bank, its subsidiaries or certain transferees of Common Stock from Fuji Bank or its subsidiaries, Heller will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Class A Common Stock that it may hold or that are issued or issuable upon conversion of any other security that it may hold (including the shares of Class B Common Stock) and of any other securities issued or issuable in respect of the Class A Common Stock, in each case for sale in accordance with the intended method of disposition of the holders making such demand for registration, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. Fuji Bank or any other qualified transferee will also have the right, which it may exercise at any time and from time to time, subject to certain limitations, to include any such shares and other securities in other registrations of equity securities of Heller initiated by Heller on its own behalf or on behalf of other securityholders of Heller.

            Heller has agreed to pay all costs and expenses in connection with each such registration which Fuji Bank or any other qualified transferee initiates or in which any of them participates. The registration rights agreement contains indemnification and contribution provisions (1) by Fuji Bank and its permitted assigns for the benefit of Heller and (2) by Heller for the benefit of Fuji Bank and other persons entitled to effect registrations of Class A Common Stock pursuant to its terms, and related persons.

Certain Other Transactions with Fuji Bank and Its Subsidiaries

            Several financial, administrative or other service arrangements exist or have existed between Heller and Fuji Bank, Fuji America Holdings or related affiliates. In management’s opinion, the terms of these arrangements are similar to those Heller would have been able to obtain in like agreements with unaffiliated entities in arms-length transactions.

Services Agreements

            Certain employees of Fuji Bank performed managerial, administrative and other related functions for Heller during 2000. Heller performed certain managerial, administrative, accounting and other related functions for Fuji America Holdings during 2000. Each party compensated the other for the use of the services of individuals performing the indicated functions at a rate which reflects current costs to the providing party. The amount paid to Fuji Bank for these services in 2000 was approximately $1 million. The amount paid to Heller by Fuji America Holdings in 2000 for such services was less than $1 million.

             Fuji Bank and one if its subsidiaries may also serve as co-managers for various offerings of Heller’s debt securities. These services are provided at market rates and paid directly to the lead underwriter of the offering.

            Heller guaranteed payment under a deferred compensation arrangement between Fuji America Holdings and certain of its employees who were providing services to Heller. We may also guarantee the obligations of our clients or the clients of certain joint ventures, under letters of credit issued by financial institutions, some of which are Heller’s affiliates. Additionally, certain subsidiaries of Fuji Bank periodically act as registrar and paying agent for certain debt issuances by Heller. These services are provided at market rates.

Certain Other Transactions and Financial Instruments

            Fuji Bank and one of its subsidiaries provided committed lines of credit to our consolidated international subsidiaries totaling $43 million in 2000 and uncommitted lines of credit to international subsidiaries of Heller totaling less than $15 million at December 31, 2000. There were no borrowings under these facilities in 2000. In addition, Fuji Bank provides committed and uncommitted lines of credit to certain international joint ventures of Heller.

            The trust department of Fuji Bank may purchase commercial paper of Heller for its clients. There were no such purchases in 2000.

            At December 31, 2000, other payables and other receivables, respectively, included net amounts due to and due from our affiliates of $3 million. These amounts mainly include interest bearing demand notes representing amounts due to or from Heller arising from advances, administrative fees and costs charged to other subsidiaries of Fuji America Holdings and amounts payable to Fuji America Holdings for services provided. The notes bear interest at rates that approximate the average rates of our commercial paper obligations or short-term bank borrowing rates outstanding during the period. During 2000, we paid interest of $210,000 to Fuji America Holdings related to these notes.

            During 2000, we originated a mezzanine loan of approximately Yen 1.5 billion (or $15 million) and made a participation, in an arms-length transaction, to Fuji Bank for 75% of the loan balance. As of December 31, 2000, the outstanding balance of this loan was approximately $4.6 million, of which $2.4 million constitutes the Fuji participation interest.

By Order of the Board of Directors

RICHARD J. ALMEIDA
Chairman of the Board of Directors and
Chief Executive Officer
APPENDIX A

Charter of the Audit Committee
of the Board of Directors of
Heller Financial, Inc.

Purpose

            The purpose of the Audit Committee is to assist the Board of Directors of the Company in fulfilling its responsibilities to oversee the Company’s financial reporting process, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s Internal Audit and Loan Review organizations and its external auditors.

            It is the responsibility of the executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the Company’s independent auditors to audit those financial statements. The Audit Committee’s responsibility is one of oversight and, in carrying out its responsibility, the Audit Committee is not providing any expert or other special assurance as to the Company’s financial statements.

Membership Requirements

            The Audit Committee shall be comprised of that number of directors as the Board of Directors shall determine from time to time, such number to be not less than three (3) in accordance with the Company’s By-Laws, each of which directors shall meet all applicable requirements of the Audit Committee Policy of the New York Stock Exchange with respect to independence, financial literacy, accounting or related financial expertise, and any other matters required by the Exchange. The members of the Audit Committee, including the Chair thereof, shall be appointed annually by the Board of Directors.

Authority

            In discharging its oversight responsibilities, the Audit Committee shall have unrestricted access to the Company’s management, books and records and the authority to retain outside counsel, accountants or other consultants at the Audit Committee’s sole discretion.

Responsibilities

            The following are the general responsibilities of the Audit Committee and are set forth only for its guidance. The Audit Committee may diverge from these responsibilities and may assume such other responsibilities as it deems necessary or appropriate in carrying out is oversight functions. The Audit Committee shall:

•	propose to the Board of Directors annually the appointment of the independent auditors who shall be accountable to the Board of Directors and the Audit Committee;

•
determine whether to recommend to the Board of Directors that the Company’s financial statements be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission. To carry out this responsibility, the Audit Committee shall:

—review and discuss the audited financial statements with management and the independent auditors;

—discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61; and

—review and discuss with the independent auditors the written disclosures required by Independent Standards Board Standard No. 1 regarding their independence; consider whether the provision of services by the independent auditors not related to the audit of the annual financial statements and the review of the interim financial statements included in the Company’s Forms 10-Q for such year is compatible with maintaining the auditor’s independence; and, where appropriate, recommend that the Board of Directors take appropriate action in response to the disclosures to satisfy itself of the independence of the Company’s independent auditors;

•
review and discuss with management and the independent auditors the Company’s interim financial statements to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission;

•
oversee the functioning of the Internal Audit and Loan Review organizations, including their respective charters, staffing, budgets and work plans, and review periodic reports prepared by such organizations;

•
meet privately with the independent auditors and with the heads of the Internal Audit and Loan Review organizations to review the Company’s accounting practices, internal accounting controls and such other matters as the Audit Committee deems appropriate;

•	regularly report to the Board of Directors its conclusions with respect to the matters that the Audit Committee has considered; and

•	review and reassess the adequacy of this Charter annually and submit it to the Board of Directors for approval.

Meetings and Minutes

            Subject to the Company’s by-laws and resolutions of the Board of Directors, the Audit Committee shall meet at least four times annually at such times as the Chair of the Audit Committee shall designate. The Audit Committee shall keep minutes of its proceedings and report regularly to the Board of Directors.
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HELLER FINANCIAL, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

1.	Election of Directors	For	Withhold	For All	To withhold authority to vote, mark "For All Except"
		All	All	Except	and write the nominee's number on the line below.
01) Richard J. Almeida, 02) Michael A. Conway, 03) Takaaki Kato, 04) Mark Kessel, 05) Tetsuo Kumon 06) Takashi Makimoto, 07) Frank S. Ptak, 08) Masahiro Sawada, 09) Kenichiro Tanaka, 10) Michio Ueno, 11) Frederick E. Wolfert.
		[_]	[_]	[_]
Vote On Proposal		For	Against	Abstain

2.	Ratification of Arthur Andersen LLP as Independent Auditors	[_]	[_]	[_]

Please sign exactly as name or names appear on this proxy. If signing in a representative capacity, please give full title.

	Change of Address and/or Comments Mark Here	[_]

	I plan to attend the Annual Meeting	[_]

(Please Sign, date and return this proxy card in the enclosed envelope.)

	Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners) Date

HELLER FINANCIAL, INC.
500 West Monroe Street
Chicago, Illinois 60661

Dear Heller Financial Stockholder:

     The 2001 Annual Meeting of Stockholders of Heller Financial, Inc. will be held at 11:00 a.m. on Thursday, May 3, 2001 at the Latham & Watkins Conference Center, Sears Tower, 34th Floor, 233 South Wacker Drive, Chicago, Illinois. Stockholders of record at the close of business on March 9, 2001 will be entitled to vote at the meeting and any adjournments.

     In order to have your vote counted at the meeting, please carefully follow the instructions on the reverse side. To vote in accordance with the Board of Directors' recommendations, just sign and date the proxy card where indicated - no boxes need be checked.

Sincerely,

Richard J. Almeida
Chairman of the Board of Directors and
Chief Executive Officer

Please Detach Proxy Card Here

You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope

HELLER FINANCIAL, INC. Proxy for the Annual Meeting of Stockholders To Be Held May 3, 2001

Solicited on Behalf of the Board of Directors

     The undersigned appoints Richard J. Almeida and Mark J. Ohringer, and each of them individually, as proxy of the undersigned, each with power to appoint his or her substitute, and authorizes each of them to vote all shares of Heller Financial, Inc. which the undersigned could vote if personally present at the 2001 Annual Meeting of Stockholders of Heller to be held on May 3, 2001 and at any adjournment, as indicated on the reverse side of this proxy. The undersigned hereby confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the 2001 Annual Meeting. If no designation is made, this proxy will be voted FOR proposals 1 and 2.

SEE REVERSE SIDE

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